Exhibit 99.1

PRESS RELEASE PRESS RELEASE PRESS RELEASE

NITROMED, INC.
45 HAYDEN AVENUE, SUITE 3000
LEXINGTON, MA 02421
t. 781.266.4000
f. 781.274.8080
www.nitromed.com

NitroMed Reports on BiDil XR™ Progress Following FDA Meeting, Announces Restructuring and Suspension of BiDil® Sales Force, and Retains Investment Bank to Advise on Strategic Options

LEXINGTON, MA—(January 15, 2008)— NitroMed (NASDAQ: NTMD) said today that the Company received minutes of its December 10, 2007 meeting with the  U.S. Food and Drug Administration during which the development plan of an extended release formulation of BiDil® (the fixed-dose combination isosorbide dinitrate/hydralazine hydrochloride), known as BiDil XR™, was discussed.  The agency agreed that NitroMed’s clinical development plan to conduct bioequivalence and pharmacodynamic studies comparing an extended release formulation of BiDil to the current commercial immediate release formulation of BiDil is acceptable.  Such a plan could support FDA approval to commercialize BiDil XR, if bioequivalence is demonstrated.  The bioequivalence study design compares the pharmacokinetics of the XR formulation to the pharmacokinetics of the immediate release formulation.  The adequacy of the results will ultimately be determined during the regulatory review period.  BiDil is an orally-administered medicine approved in the United States for the treatment of heart failure in self-identified black patients.  BiDil is presently dosed three times daily and the Company is seeking to develop a once-a-day formulation.

NitroMed also announced today that it has implemented a restructuring plan that will eliminate approximately 70 positions over the next month, reducing headcount from approximately 90 to 20.  The Company anticipates that headcount may be further reduced over the next several months.  The Company is discontinuing its sales and promotional activities for BiDil, although the Company intends to keep BiDil available and on the market for patients.  The Company estimates that it will record restructuring charges in a range of approximately $2.5 million to $3.0 million in the first quarter of 2008.  The Company has engaged an investment banking firm, Cowen and Company, to advise on strategic alternatives for the Company.

NitroMed’s Chief Executive Officer Kenneth M. Bate said, “We are very pleased with both the FDA’s reaction to our proposed program for BiDil XR and with the results we achieved in our pharmacokinetic studies. We believe that our ability to successfully advance the goal of commercializing BiDil XR is now within reach, especially because our successes with formulation prototypes developed to date suggest bioequivalence may be demonstrated.

Mr. Bate continued, “We find ourselves at an important strategic juncture.  We believe that BiDil is promotionally sensitive, and we have seen new prescriptions for BiDil increase by approximately 8-9% from the third quarter to the fourth quarter in 2007 as we heightened our marketing efforts and increased our field force.  However, we believe that in order for BiDil to achieve its full potential, a larger marketing and sales effort than we can presently generate is required.  In addition, NitroMed also faces a challenging capital market environment.

“Discussions with the FDA were productive and we remain optimistic about our ability to continue on schedule with our clinical work on BiDil XR,” said Mr. Bate.  “We anticipate that a formulation could be finalized in 2008, with a goal of initiating pivotal bioequivalence trials in 2009, and a planned filing of the New Drug Application in 2010.  In light of the operational considerations we currently face with regard to both BiDil and BiDil XR, we retained Cowen and Company to advise us on exploring strategic options to maximize shareholder value.  Furthermore, in order to conserve cash, NitroMed is today suspending sales and marketing activities for BiDil and is implementing a plan to significantly reduce headcount over the next several months. NitroMed intends to continue to sell BiDil, but we are maintaining only essential functions. As part of our ongoing commitment to patients currently taking BiDil, NitroMed will be working with distributors and health care providers to ensure the availability of BiDil.”

Webcast and Conference Call

NitroMed will host a webcast and conference call today at 5:30 p.m. EST.

Date:	Tuesday, January 15, 2008
	Time:	5:30 p.m. Eastern Time

Access by Conference Call:

Domestic callers: 866/362-4666

International callers: 617/597-5313

Participant passcode: 48258929 #

Access by Webcast: Go to www.nitromed.com for live webcast link.

An audio replay of the earnings conference call will be available two hours after the call and through January 28, 2008.  The replay can be accessed by dialing 888-286-8010

International callers should dial 617-801-6888. The replay passcode for all callers is 98642962 #

The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated for the treatment of heart failure as an adjunct to current standard therapy, to improve survival, prolong time to hospitalization for heart failure and improve patient-reported functional status. There is little experience in patients with New York Heart Association (NYHA) class IV heart failure. Most patients in the clinical trial supporting effectiveness, referred to as A-HeFT, received, in addition to BiDil or placebo, a loop diuretic, an angiotensin converting enzyme inhibitor or an angiotensin II receptor blocker, and a beta blocker, and many also received a cardiac glycoside or an aldosterone antagonist.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations and timelines for the planned clinical development and commercialization of BiDil XR, its plans to conserve cash through its restructuring plan, its estimates regarding charges related to its first quarter 2008 restructuring plan and its plans to enter into strategic transactions to increase shareholder value, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR; the Company’s ability to successfully execute on its first quarter 2008 restructuring plan, including, without limitation, the Company’s ability to retain key employees and ability to achieve anticipated cost reductions; the Company’s ability to identify and enter into strategic transactions that may potentially create shareholder value; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated expenses related to the Company’s restructuring plan; unanticipated operating expenses; general economic and market conditions; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which has been filed with the SEC, and in the other filings that the Company makes with the SEC from time to time. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:
Jane A. Kramer
P: 781.266.4220
C: 781.640.8499
Source: NitroMed, Inc.

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